Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2014 Results

Third quarter adj. EBITDA increases versus the prior-year quarter

Quarterly western cash margin expands sequentially on improving rail service

Arch’s liquidity reaches $1.3 billion, with $1.05 billion in cash and investments

Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/14	9/30/13	9/30/14	9/30/13
Revenues (1)	$742.2	$791.3	$2,191.9	$2,295.0
Loss from Operations (1)	(35.3)	(234.8)	(144.2)	(322.5)
Net Loss	(97.2)	(128.4)	(318.2)	(270.6)
Diluted LPS	(0.46)	(0.61)	(1.50)	(1.28)
Adjusted Diluted LPS (2)	(0.45)	(0.01)	(1.51)	(0.63)
Adjusted EBITDA from continuing operations (2)	$71.9	$69.4	$164.4	$218.4

(1) Excludes discontinued operations.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, Oct. 28, 2014 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $97 million, or $0.46 per diluted share, in the third quarter of 2014 compared with a net loss of $128 million, or $0.61 per diluted share, in the prior-year quarter. Revenues totaled $742 million for the three months ended Sept. 30, 2014 and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“adjusted EBITDA”) from continuing operations was $72 million, representing a slight increase compared with the same quarter of last year. In the third quarter of 2013, Arch recorded adjusted EBITDA from continuing operations of $69 million, excluding results from the company’s Canyon Fuel assets, which were divested in August 2013.

“Arch delivered a solid operating performance in the third quarter of 2014,” said John W. Eaves, Arch’s president and chief executive officer. “In particular, our western thermal operations improved cash margins per ton versus the second quarter due to increased shipment levels, higher price realizations and continued strong cost control.”

For the first nine months of 2014, Arch generated adjusted EBITDA from continuing operations of $164 million compared with $218 million in the prior-year period. Revenues declined slightly year-over-year to $2.2 billion for the nine months ended Sept. 30, 2014 on lower sales volume.

“Looking ahead, we expect our western thermal operations, particularly in the Powder River Basin, to benefit from incrementally improving rail service in the fourth quarter of 2014 and in 2015,” added Eaves. “In addition, we expect our metallurgical coal platform in Appalachia to benefit from a higher contribution by the low-cost Leer mine coupled with the favorable impact of idling the higher-cost Cumberland River complex.”

Financial Position

During the third quarter of 2014, Arch generated $80 million in cash from operations and spent $23 million on capital outlays, resulting in positive free cash flow of $57 million.

As of Sept. 30, 2014, Arch increased its cash and short-term investments balance to $1.05 billion compared with approximately $990 million at June 30, 2014. In addition, the company’s available liquidity, which includes its cash position and undrawn borrowings on its credit facilities, totaled more than $1.3 billion at the end of September.

“Arch continues to successfully execute its plan to control costs and expenses, reduce capital outlays and preserve liquidity,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “To that end, we are further reducing our expectations for corporate administrative expense and capital spending in 2014, and expect to end the year with approximately $1 billion in cash and short-term investments. This strong liquidity position, coupled with no debt maturities until mid-2018, provides Arch with the financial flexibility needed to navigate current coal market conditions.”

Core Values

Arch continued to improve upon its industry-leading safety record in the third quarter of 2014. The company’s total incident rate for the first nine months of 2014 was 15 percent better than achieved during the comparable time period in 2013. In September, the Coal-Mac complex in Appalachia completed three consecutive years without a lost-time incident, and the Coal Creek mine in the Powder River Basin reached one year without a reportable incident.

Arch also built upon its environmental compliance record for the three months ended Sep. 30, 2014. The Vindex mine was honored during the third quarter of 2014 with an environmental award for its excellence in reforestation from the Appalachian Regional Reforestation Initiative.

“We made further strides in reaching Arch’s safety and environmental goals during the third quarter of 2014,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “Five of our complexes attained A Perfect Zero — the dual accomplishment of operating without an environmental violation or reportable safety incident — during the quarter just ended. We commend our employees for their dedication and hard work, and view this unwavering focus on our core values as essential to long-term success.”

Operational Results

“Arch’s cash margin per ton increased quarter-over-quarter by 24 percent in the Powder River Basin and 7 percent in the Bituminous Thermal segment,” said Lang. “That margin expansion helped offset lower cash margin per ton in Appalachia in the third quarter, which stemmed from the impact of two scheduled longwall moves and costs associated with the previously announced idling of Cumberland River. Good cost control remains a top priority at Arch, and we are currently projecting a strong end to 2014 in terms of cost containment.”

	Arch Coal, Inc.
	3Q14	2Q14	3Q13
Tons sold (in millions)	35.1	32.7	37.2
Average sales price per ton	$19.97	$20.34	$18.93
Cash cost per ton	$17.18	$17.43	$16.02
Cash margin per ton	$2.79	$2.91	$2.91
Total operating cost per ton	$20.12	$20.55	$18.84
Operating margin per ton	$(0.15)	$(0.21)	$0.09

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating results exclude former Canyon Fuel subsidiary.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Compared with the second quarter of 2014, Arch’s consolidated cash margin per ton declined slightly in the third quarter, due to a higher percentage of Powder River Basin coal in the company’s volume mix as well as higher cash costs per ton in Appalachia. Consolidated sales price per ton declined 2 percent over the same time period, but was partially offset by a decrease in consolidated cash costs per ton, primarily reflecting the benefit of higher shipment levels in the company’s western operations and continued cost control efforts.

	Powder River Basin
	3Q14	2Q14	3Q13
Tons sold (in millions)	29.3	26.9	31.5
Average sales price per ton	$13.03	$12.79	$12.26
Cash cost per ton	$10.92	$11.09	$10.20
Cash margin per ton	$2.11	$1.70	$2.06
Total operating cost per ton	$12.42	$12.61	$11.68
Operating margin per ton	$0.61	$0.18	$0.58

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, third quarter 2014 cash margin per ton increased by 24 percent compared to the second quarter, partially attributable to higher realized prices per ton. Cash cost per ton declined 2 percent over the same time period, as the benefit of higher shipment levels largely offset higher repair and maintenance costs in the quarter just ended.

	Appalachia
	3Q14	2Q14	3Q13
Tons sold (in millions)	3.6	3.7	3.3
Average sales price per ton	$68.72	$69.36	$73.71
Cash cost per ton	$66.37	$62.36	$67.99
Cash margin per ton	$2.35	$7.00	$5.72
Total operating cost per ton	$79.87	$76.25	$82.03
Operating margin per ton	$(11.15)	$(6.89)	$(8.32)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, third quarter 2014 cash margin totaled $2.35 per ton compared with $7.00 per ton in the second quarter. Average sales price per ton declined modestly in the third quarter versus the second quarter, reflecting lower prices on thermal and metallurgical coal sales. As expected, third quarter 2014 cash cost per ton increased 6 percent versus the prior-quarter period, reflecting the impact of scheduled longwall moves at Mountain Laurel and Leer, as well as costs associated with winding down operations at Cumberland River.

	Bituminous Thermal
	3Q14	2Q14	3Q13
Tons sold (in millions)	2.2	2.0	2.4
Average sales price per ton	$31.81	$31.34	$30.97
Cash cost per ton	$19.48	$19.83	$20.63
Cash margin per ton	$12.33	$11.51	$10.34
Total operating cost per ton	$24.16	$24.51	$25.51
Operating margin per ton	$7.65	$6.83	$5.46

Operating results exclude former Canyon Fuel subsidiary.

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.

Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal segment, Arch earned a cash margin of $12.33 per ton in the third quarter of 2014, representing a 7 percent increase versus the second quarter. Average sales price per ton increased marginally over the same time period, as the pricing on export sales improved sequentially, while cost per ton declined 2 percent, benefitting from higher shipment levels and strong cost control, particularly at West Elk.

Market Trends

Arch believes that global coal markets are in the early stages of rebalancing.

•                  Even with extremely mild summer weather across the United States, Arch continues to expect power generation to increase modestly in 2014, after three straight years of decline. Arch also expects annual domestic coal consumption to rise by 10 million tons in 2014, and for coal to maintain close to 40 percent of the power generation market.

•                  Arch also forecasts coal stockpiles at power generators to decline below 135 million tons by Dec. 31, 2014, reflecting a drop of nearly 15 million tons since the beginning of the year and a decline of 50 million tons since the end of 2012. On a regional basis, Arch believes coal inventories for Powder River Basin customers are currently below normal levels, likely resulting in coal conservation activities by customers until rail carrier service improves.

•                  Global thermal coal prices remain weak, but stronger power demand from a normal winter in Europe as compared to last year’s mild weather could result in higher seaborne coal demand. Overall, Arch expects industry-wide coal exports from the United States to decline by roughly 20 million tons in 2014 and likely continue that trend in 2015, setting the stage for a more balanced Atlantic Basin market.

•                  Seaborne metallurgical coal markets remain over-supplied. While growth estimates for global steel consumption have been revised downward to 2 percent for 2014 and 2015, North American and European steel sector growth has remained above average. Arch continues to see reasonable demand for its metallurgical coals, but prices remain weak. As such, the company believes that metallurgical production curtailments announced to date — coupled with the lack of investment in future production, expected further production cuts and demand growth — will tighten global metallurgical markets over time.

Company Outlook

For 2014, Arch is maintaining its targeted sales volume range, which reflects the expectation for further improvement in rail service in the Powder River Basin during the fourth quarter. The company also recognizes the potential for some contracted tons in the Powder River Basin to carry over into 2015.

Arch has again reduced its 2014 cost guidance range for the Bituminous Thermal segment due to a strong operating performance achieved year-to-date. The company also further reduced its corporate administrative budget, and now projects expenses of between $117 million and $121 million for 2014, representing a $7 million reduction since the start of the year. Additionally, Arch is reducing its capital expenditures for 2014, and now expects to spend between $160 million and $170 million for sustaining capital programs, inclusive of land and reserve additions.

“While we continue to face challenges in coal markets, we remain focused on successfully managing those factors that we can control,” said Eaves. “We believe our ongoing efforts to optimize our asset portfolio, control our costs, reduce capital spending and preserve financial flexibility are bearing fruit, and will position Arch for success, growth and value creation as coal markets recover.”

	2014						2015
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	124.0	-	130.0
Met	6.3	-	6.9
Total	130.3	-	136.9

Powder River Basin
Committed, Priced			111.3			$12.97	90.5	$13.56
Committed, Unpriced			1.3				4.1
Total Committed			112.6				94.6
Average Cash Cost				$10.80	-	$11.10

Appalachia
Committed, Priced Thermal			7.4			$57.44	3.9	$56.81
Committed, Unpriced Thermal			—				—
Committed, Priced Metallurgical			6.7			$81.70	1.7	$85.32
Committed, Unpriced Metallurgical			—				0.2
Total Committed			14.1				5.8
Average Cash Cost				$62.50	-	$64.50

Bituminous Thermal
Committed, Priced			8.4			$30.83	4.3	$34.71
Committed, Unpriced			0.1				—
Total Committed			8.5				4.3
Average Cash Cost				$20.50		$21.50

Corporate (in $ millions)
D,D&A				$410	-	$430
S,G&A				$117	-	$121
Interest Expense				$382	-	$386
Capital Expenditures				$160	-	$170

A conference call regarding Arch Coal’s third quarter 2014 financial results will be webcast live today at 11 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)

Revenues	$742,180	$791,269	$2,191,927	$2,294,971

Costs, expenses and other operating
Cost of sales	647,096	688,712	1,955,547	1,994,653
Depreciation, depletion and amortization	105,155	106,323	312,042	327,601
Amortization of acquired sales contracts, net	(3,013)	(2,568)	(9,948)	(7,587)
Change in fair value of coal derivatives and coal trading activities, net	(3,733)	9,753	(5,811)	2,053
Asset impairment and mine closure costs	5,060	200,397	6,572	220,879
Selling, general and administrative expenses	28,136	28,800	87,203	96,311
Other operating income, net	(1,221)	(5,395)	(9,451)	(16,476)
	777,480	1,026,022	2,336,154	2,617,434

Loss from operations	(35,300)	(234,753)	(144,227)	(322,463)

Interest expense, net
Interest expense	(98,217)	(95,624)	(292,648)	(285,454)
Interest and investment income	1,949	697	5,828	4,749
	(96,268)	(94,927)	(286,820)	(280,705)
Loss from continuing operations before income taxes	(131,568)	(329,680)	(431,047)	(603,168)
Benefit from income taxes	(34,350)	(121,913)	(112,830)	(230,734)

Loss from continuing operations	(97,218)	(207,767)	(318,217)	(372,434)
Income from discontinued operations, net of tax	—	79,404	—	101,816
Net loss	$(97,218)	$(128,363)	$(318,217)	$(270,618)

Losses per common share
Basic and diluted LPS - Loss from continuing operations	$(0.46)	$(0.98)	$(1.50)	$(1.76)

Basic and diluted LPS - Net loss	$(0.46)	$(0.61)	$(1.50)	$(1.28)

Basic and diluted weighted average shares outstanding	212,238	212,111	212,212	212,085

Dividends declared per common share	$—	$0.03	$0.01	$0.09
Adjusted EBITDA from Continuing Operations (A)	$71,902	$69,399	$164,439	$218,430

Adjusted diluted loss per common share (A)	$(0.45)	$(0.01)	$(1.51)	$(0.63)

(A) Amounts are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$795,934	$911,099
Short term investments	249,067	248,414
Trade accounts receivable	213,369	198,020
Other receivables	32,769	31,553
Inventories	209,659	264,161
Prepaid royalties	11,021	8,083
Deferred income taxes	48,786	49,144
Coal derivative assets	15,642	14,851
Other current assets	49,470	56,746
Total current assets	1,625,717	1,782,071

Property, plant and equipment, net	6,532,118	6,734,286

Other assets
Prepaid royalties	82,598	87,577
Equity investments	232,077	221,456
Other noncurrent assets	146,272	164,803
Total other assets	460,947	473,836
Total assets	$8,618,782	$8,990,193

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$173,835	$176,142
Accrued expenses and other current liabilities	342,709	278,587
Current maturities of debt	29,977	33,493
Total current liabilities	546,521	488,222
Long-term debt	5,126,186	5,118,002
Asset retirement obligations	400,935	402,713
Accrued pension benefits	15,294	7,111
Accrued postretirement benefits other than pension	39,127	39,255
Accrued workers’ compensation	78,520	78,062
Deferred income taxes	296,639	413,546
Other noncurrent liabilities	181,163	190,033
Total liabilities	6,684,385	6,736,944

Stockholders’ equity
Common stock	2,141	2,141
Paid-in capital	3,046,302	3,038,613
Treasury stock, at cost	(53,863)	(53,848)
Accumulated deficit	(1,091,689)	(771,349)
Accumulated other comprehensive income	31,506	37,692
Total stockholders’ equity	1,934,397	2,253,249
Total liabilities and stockholders’ equity	$8,618,782	$8,990,193

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)

Term loan due 2018 ($1.91 billion and $1.93 billion face value, respectively)	$1,894,794	$1,906,975
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes due 2019 ($375.0 million face value)	363,173	362,358
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	48,196	32,162
	5,156,163	5,151,495
Less: current maturities of debt	29,977	33,493
Long-term debt	$5,126,186	$5,118,002

Calculation of net debt
Total debt	$5,156,163	$5,151,495
Less liquid assets
Cash and cash equivalents	795,934	911,099
Short term investments	249,067	248,414
	1,045,001	1,159,513
Net debt	$4,111,162	$3,991,982

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(318,217)	$(270,618)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	312,042	348,863
Amortization of acquired sales contracts, net	(9,948)	(7,587)
Amortization relating to financing activities	12,349	18,525
Prepaid royalties expensed	5,645	11,973
Employee stock-based compensation expense	7,689	8,909
Asset impairment costs	1,512	220,879
Amortization of premiums on debt securities held	—	3,679
Gains on disposals and divestitures, net	(21,965)	(120,702)
Deferred income taxes	(112,998)	(184,418)
Changes in:
Receivables	(6,779)	72,436
Inventories	22,589	21,387
Accounts payable, accrued expenses and other current liabilities	73,324	19,287
Income taxes, net	(514)	787
Other	37,261	43,192
Cash provided by operating activities	1,990	186,592

Investing activities
Capital expenditures	(118,701)	(223,168)
Minimum royalty payments	(3,604)	(10,901)
Proceeds from sale-leaseback transactions	—	34,919
Proceeds from disposals and divestitures	50,971	431,462
Purchases of marketable securities	(181,546)	(85,418)
Proceeds from sale or maturity of marketable securities and other investments	178,293	67,255
Investments in and advances to affiliates	(13,393)	(11,124)
Change in restricted cash	—	3,453
Cash provided by (used in) investing activities	(87,980)	206,478

Financing activities
Payments on term loan	(14,625)	(12,375)
Net payments on other debt	(10,187)	(13,084)
Dividends paid	(2,123)	(19,105)
Debt financing costs	(2,219)	—
Other	(21)	—
Cash used in financing activities	(29,175)	(44,564)

Increase (decrease) in cash and cash equivalents	(115,165)	348,506
Cash and cash equivalents, beginning of period	911,099	784,622

Cash and cash equivalents, end of period	$795,934	$1,133,128

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net loss	$(97,218)	$(207,767)	$79,404	$(128,363)
Income tax benefit	(34,350)	(121,913)	39,704	(82,209)
Interest expense, net	96,268	94,927	5	94,932
Depreciation, depletion and amortization	105,155	106,323	4,872	111,195
Amortization of acquired sales contracts, net	(3,013)	(2,568)	—	(2,568)
Asset impairment costs	5,060	200,397	—	200,397

Adjusted EBITDA	$71,902	$69,399	$123,985	$193,384

	Nine Months Ended September 30,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net loss	$(318,217)	$(372,434)	$101,816	$(270,618)
Income tax benefit	(112,830)	(230,734)	46,029	(184,705)
Interest expense, net	286,820	280,705	26	280,731
Depreciation, depletion and amortization	312,042	327,601	21,262	348,863
Amortization of acquired sales contracts, net	(9,948)	(7,587)	—	(7,587)
Asset impairment costs	6,572	220,879	—	220,879

Adjusted EBITDA	$164,439	$218,430	$169,133	$387,563

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net loss	$(97,218)	$(128,363)	$(318,217)	$(270,618)

Amortization of acquired sales contracts, net	(3,013)	(2,568)	(9,948)	(7,587)
Asset impairment costs	5,060	200,397	6,572	220,879
Tax impact of adjustments	(737)	(71,218)	1,215	(76,785)

Adjusted net loss attributable to Arch Coal	$(95,908)	$(1,752)	$(320,378)	$(134,111)

Diluted weighted average shares outstanding	212,238	212,111	212,212	212,085

Diluted loss per share attributable to Arch Coal	$(0.46)	$(0.61)	$(1.50)	$(1.28)

Amortization of acquired sales contracts, net	(0.02)	(0.01)	(0.05)	(0.03)
Asset impairment costs	0.02	0.94	0.03	1.04
Tax impact of adjustments	0.01	(0.34)	0.01	(0.36)
Adjusted diluted loss per share	$(0.45)	$(0.01)	$(1.51)	$(0.63)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

The following reconciles cost of sales on our condensed consolidated statement of operations to cash cost per ton.

	Three Months Ended September 30,		Three Months Ended
	2014	2013	June 30, 2014
	(Unaudited)
Cost of sales on condensed consolidated statement of operations	$647,096	$688,712	$622,137
Transportation costs billed to customers	(41,280)	(92,972)	(50,613)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	1,705	3,048	1,684
Other (other operating segments, operating overhead, land management, etc.)	(4,121)	(3,415)	(3,929)

Total cash costs	$603,400	$595,373	$569,279
Total tons sold	35,128	37,165	32,663
Total cash cost per ton	$17.18	$16.02	$17.43